Exhibit 15.2

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P.R. China

TEL: (86 10) 8525-5500; FAX: (86 10) 8525-5511/5522

Date: April 29, 2013

Bona Film Group Limited

11/F, Guan Hu Garden 3

105 Yao Jia Yuan Road, Chaoyang District

Beijing 100025,

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name under the captions, “Risk Factors” in “Item 3. Key Information”, and “Regulations of Our Industry” and “Organizational Structure” in “Item 4. Information of the Company”, included in the Annual Report of Bona Film Group Limited for the fiscal year ended December 31, 2012, which will be filed with the Securities and Exchange Commission in the month of April 2013.

Yours Sincerely,

/s/ Han Kun

Han Kun Law Offices